EXHIBIT 99.1

Agenus Reports Second Quarter 2012 Financial Results

Agenus to Host Conference Call Beginning at 11 am ET Today

LEXINGTON, Mass., Aug. 2, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a biotechnology company working to develop novel immunology-based treatments for cancers and infectious diseases, today reported its financial results and business and clinical highlights for the second quarter ended June 30, 2012.

The company's net loss attributable to common stockholders for the second quarter of 2012 was $7.1 million, or $0.31 per share, basic and diluted, compared to a net loss attributable to common stockholders of $6.0 million, or $0.31 per share, basic and diluted, for the second quarter of 2011.

For the six months ended June 30, 2012, the company reported a net loss attributable to common stockholders of $551,000, or $0.02 per share, basic and diluted, compared with a net loss attributable to common stockholders of $12.1 million, or $0.64 per share, basic and diluted, for the six months ended June 30, 2011. The decreased net loss for the six months ended June 30, 2012, compared to the same period in 2011, is directly related to the revenue generated of $13.4 million during the first quarter of 2012 primarily due to the one-time payments received through an expanded agreement with GlaxoSmithKline (GSK), and through a license of non-core technologies.

Cash provided by operating activities for the six months ended June 30, 2012 was $7.9 million compared to cash used in operations of $8.7 million for the comparable period in 2011. Cash and cash equivalents were $25.5 million as of June 30, 2012.

"Through our corporate partner, GSK, we continue to see progress with the advancement of new and ongoing Phase 3 studies that contain our QS-21 adjuvant for both infectious disease and cancer indications," said Garo Armen, Ph.D., chairman and CEO of Agenus. "With pivotal data readouts expected from at least four of these programs, we look forward to significant news flow from these activities. In addition, we continue to advance our internal development programs and look forward to the initiation of our Phase 2 trial of HerpV for the treatment of genital herpes in the second half of 2012."

Recent Business and Clinical Highlights

  In April 2012, the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) approved a study of the Prophage Series G-200 (HSPPC-96; vitespen) vaccine in a large, randomized Phase 2 trial in combination with Avastin® (bevacizumab; Genentech/Roche) in patients with surgically resectable recurrent glioblastoma (GBM). The study will be sponsored by the Alliance for Clinical Trials in Oncology, an NCI cooperative group. This trial will investigate the combination of G-200 and Avastin in a three-arm randomized study of approximately 220 patients with surgically resectable recurrent GBM. The study will compare efficacy of G-200 given with Avastin either concomitantly or at progression, versus Avastin alone, in the therapy of surgically resectable recurrent GBM. The primary endpoint of the trial is to evaluate overall survival.
  During a Plenary Session at the 80th American Association of Neurological Surgeons (AANS) Annual Scientific Meeting on April 17, 2012, updated data and analysis from the Phase 2 study for G-200 in recurrent GBM patients were presented. The data presented showed G-200-treated patients lived significantly longer than 86 comparable patients treated with alternative therapies during the study period. In the analysis, both the G-200-treated group and the control patients underwent >90 percent resection of recurrent GBM and had a Karnofsky performance status >70. The median overall survival for these patients was only 32.8 weeks with a six-month survival of 68 percent compared to a median survival of 47.6 weeks and 93 percent six-month survival rate for the group treated with G-200 (p<0.01).
  On July 18, 2012, GSK's shingles (herpes zoster) vaccine candidate (HZ/su), which contains QS-21 Stimulon®1 adjuvant as a component of GSK's adjuvant system, commenced a global, randomized, placebo-controlled Phase 3 clinical trial for the prevention of shingles in immunocompromised patients. This study will include approximately 200 clinical sites and enroll more than 1,400 patients 18 years of age or older undergoing hematopoietic stem cell transplantation (HCT). The immunocompromised study represents the continuation of a Phase 3 clinical program that began in August 2010. This program includes a global, randomized, placebo-controlled Phase 3 clinical study with the HZ/su vaccine for the prevention of shingles and post-herpetic neuralgia in over 30,000 adult patients. Patient enrollment of this study has been completed.
  In July 2012, an article titled "Immunotherapy for glioma: promises and challenges" was published in the peer-reviewed journal Neurosurgery Clinics of North America. The article specifically describes the ways in which tumors limit effective communication with immune cells, secrete immune-inhibitory cytokines and molecules, and express molecules that induce apoptosis of immune cells. It also defines 3 different immunotherapeutic approaches to counteract this tumor-associated immunosuppression: cytokine therapy, passive immunotherapy (either serotherapy or adoptive immunotherapy), and active immunotherapy (including Agenus' Prophage Series). Citation: Neurosurg Clin N Am. 2012 Jul;23(3):357-70.
  On June 25, 2012, Agenus met the qualifications to join the broad-market Russell 3000® Index, Russell 2000® Index, Russell Global Index, and Russell Microcap® Index.

Between Agenus and its partners, a total of 18 vaccine programs are in clinical development of which 16 contain QS-21. They include, but are not limited to:

  Phase 3: GSK's RTS,S for malaria2
  Phase 3: GSK's MAGE-A3 cancer immunotherapy for selected patients with resected melanoma2
  Phase 3: GSK's MAGE-A3 cancer immunotherapy for selected patients with resected non-small cell lung cancer2
  Phase 3: GSK's HZ/su for shingles2
  Phase 2: Janssen's ACC-001 for Alzheimer's disease

Agenus' pipeline programs include:

  Phase 2: Prophage Series G-100 for newly diagnosed glioma
  Phase 2: Prophage Series G-200 for recurrent glioma
  Phase 2: Prophage Series G-200 randomized study with Avastin for recurrent glioma
  Phase 2: Phase 2-Ready: HerpV (contains QS-21) for genital herpes

QS-21 Stimulon® Adjuvant and Saponin Platform

Agenus' QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants under development. QS-21 is designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 is a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to play an important role for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Licensees of QS-21 include GSK and Janssen Alzheimer Immunotherapy.

Agenus is generally entitled to receive milestone payments as QS-21-containing programs advance, as well as royalties for 10 years after commercial launch, with some exceptions. There are four Phase 3 pivotal trials of GSK vaccine candidates that contain QS-21, which include MAGE-A3 cancer immunotherapeutic (CI) for selected patients with non-small cell lung cancer and melanoma (event driven trials), RTS,S for malaria, and HZ/su for shingles.

Heat Shock Protein Platform (HSP) and Prophage Series Cancer Vaccines

Derived from each individual's tumor, the Company's Prophage Series vaccines (HSPPC-96; vitespen) contain the 'antigenic fingerprint' of the patient's particular cancer and are designed to reprogram the body's immune system to target only cancer cells bearing this fingerprint. Prophage Series vaccines are intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. The Prophage G Series vaccines are currently being studied in two different settings of glioma: newly diagnosed and recurrent disease.

In addition to the recurrent GBM study with G-200, a Phase 2 trial testing the Prophage Series G-100 vaccine in patients with newly diagnosed glioma is fully enrolled. In this trial, G-100 is being used with the standard of care, which includes Temodar® (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen.

For additional information please refer to www.clinicaltrials.gov or click on the following link (http://www.clinicaltrials.gov/ct2/show/NCT00905060?term=C-100-37&rank=1)

Heat Shock Protein Platform (HSP) and Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2). The vaccine is based on Agenus' HSP platform technology, and contains Agenus' proprietary adjuvant QS-21 Stimulon® adjuvant. HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV increases the chance of providing efficacy for a wide segment of the patient population.

HerpV is the most advanced HSV-2 vaccine currently in clinical development for the treatment of genital herpes. Agenus plans to advance HerpV into a Phase 2 study in 2012 that will measure the effect of vaccination on viral shedding in individuals infected with HSV-2. Experts in HSV-2 clinical research believe that a reduction in viral shedding could translate into the clinical benefit of a reduction in recurrent outbreaks.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was well tolerated, with injection site pain as the most common reported adverse event.

All patients who were evaluable for immune response and received HerpV showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8).

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 10811038. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on February 3, 2013. The replay number is 855.859.2056 (domestic) or 404.537.3406 (international), and the access code is 10811038. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 18 programs are in clinical development. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This earnings release contains forward-looking statements, including without limitation, statements regarding clinical trial activities; data, results and timelines of the company and its licensees and collaborators; and potential revenue streams from its partnering and licensing arrangements and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians, patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2012. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

1. QS-21 Stimulon adjuvant and the related agreements, and HerpV are assets of Antigenics Inc., a wholly owned subsidiary of Agenus Inc.

2. QS-21 is a component of GSK adjuvant systems.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Revenue	$ 627	$ 786	$ 14,002	$ 1,458

Operating expenses:
Cost of sales	128	--	152	--
Research and development	2,911	2,824	5,588	5,639
General and administrative	3,359	2,664	6,233	5,543

Operating (loss) income	(5,771)	(4,702)	2,029	(9,724)

Other expense, net	1,152	1,055	2,185	1,998

Net loss	(6,923)	(5,757)	(156)	(11,722)

Dividends on Series A convertible preferred stock	(198)	(198)	(395)	(395)

Net loss attributable to common stockholders	$ (7,121)	$ (5,955)	$ (551)	$ (12,117)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.31)	$ (0.31)	$ (0.02)	$ (0.64)
Weighted average number of common shares outstanding, basic and diluted	22,947	19,004	22,641	18,908

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2012	December 31, 2011

Cash and cash equivalents	$ 25,456	$ 10,748
Total assets	33,269	19,808
Total stockholders' deficit	(11,360)	(20,831)

CONTACT: Media and Investors Contact:
         Jonae R. Barnes
         Vice President
         Investor Relations &
         Corporate Communications
         617-818-2985